                                  NEWS RELEASE


                                      CONTACT:  GARY B. GILLIAM - PRESIDENT, CFO
                                                (915) 684-7005

FOR IMMEDIATE RELEASE

JUNE 21, 1996

                                SEABOARD OIL CO.
                           ANNOUNCES PROPOSED MERGER


MIDLAND, TEXAS - Seaboard Oil Co. (the "Company") today announced that it had received an offer from Seaboard Acquisition Partners, Inc. ("SAP") to acquire the 415,686 shares of common stock of the Company not currently owned by SAP constituting approximately 29% of the outstanding shares. The purchase price per share is $9.75 and the transaction is proposed to be accomplished through a merger of a wholly owned subsidiary of SAP with and into the Company.

                 SAP currently owns 1,055,683 shares of the Company's common stock, constituting approximately 71% of the outstanding shares.

                 SAP's offer is subject to: (1) the receipt of a satisfactory commitment to fund the purchase price; (2) the absence of any material adverse change in the Company's financial condition, results of operations or prospects prior to the closing of the transaction; (3) the aggregate amount of the consideration paid for shares and for cancellation of options and rights for shares not exceeding $4.9 million; (4) the parties entering into a Merger Agreement containing terms acceptable to the parties; and (5) such other terms and conditions which the Company believes is necessary, from a legal point of view, to solicit proxies from its shareholders with respect to the transaction.

                 The Company anticipates filing with the Securities and Exchange Commission a Proxy Statement in connection with its Annual Meeting of Stockholders within the next thirty (30) days and anticipates that the SAP proposal will be contained in such proxy materials.

                 Seaboard Oil Co. is an oil and gas exploration and production Company, headquartered in Midland, Texas whose oil and gas properties are located primarily in the Permian Basin.



                                  EXHIBIT 99.1